EXHIBIT 10.5

FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (this “Amendment”) is dated as of March 17, 2004, and is entered into by and among El Pollo Loco, Inc., a Delaware corporation (the “Borrower”), EPL Intermediate, Inc., a Delaware corporation (“Intermediate”), the various financial institutions whose names appear as lenders on the signature pages of this Amendment (together with any other financial institution which subsequently becomes a ‘Lender’ under the Credit Agreement, the “Lenders”), SunTrust Bank, as Issuing Bank (together with any other Person who may hereafter be designated an issuing bank, the “Issuing Banks”) and SunTrust Bank, as Agent (the “Agent”) on behalf of itself, the Lenders and the Issuing Banks (each of the Lenders, the Issuing Banks and the Agent hereafter, collectively, the “Bank Group”).

RECITALS:

WHEREAS, the Borrower, Intermediate and the Bank Group, are parties to that certain Credit Agreement dated as of December 29, 1999, as amended by that certain First Amendment to Credit Agreement and Waiver dated as of June 3, 2002, as further amended by that certain Second Amendment to Credit Agreement dated as of December 16, 2003, as further amended by that certain Third Amendment to Credit Agreement dated as of December 13, 2003 (as amended or modified from time to time, the “Credit Agreement”); and

WHEREAS, Intermediate desires to issue unsecured notes with an aggregate initial sale price of up to $50,000,000 (“Intermediate Notes”);

WHEREAS, the Borrower and Intermediate have requested that the Bank Group amend and modify the Credit Agreement as provided herein in connection with the Intermediate Notes, and the Bank Group is willing to amend and modify the Credit Agreement upon the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.

DEFINITIONS

1.1 REFERENCE TO CREDIT AGREEMENT. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement unless the context clearly requires otherwise.

SECTION 2.

AMENDMENTS AND MODIFICATIONS TO THE CREDIT AGREEMENT

2.1 AMENDMENTS TO ARTICLE 1 OF THE CREDIT AGREEMENT. Article 1 of the Credit Agreement, Definitions, is hereby amended by

(a) deleting therefrom the definition of “EBITDA” and substituting the following in lieu thereof:

““EBITDA” shall mean, with respect to the Borrower on a consolidated basis for any period, the Net Income for such period, plus, (a) without duplication and to the extent deducted in computing Net Income for such period, the sum of (i) income taxes, (ii) Interest Expense, (iii) depreciation and amortization expense and goodwill impairment, including any such items resulting from application of FAS 141 or 142, (iv) all extraordinary charges and non-cash charges during such period, (v) any non-cash, non-recurring charge or restructuring charge that in accordance with GAAP is excluded from operating income, (vi) the aggregate amount of management fees and expenses paid under the Management Consulting Agreement during such period, (vii) customary and reasonable fees and expenses of the Borrower and its Subsidiaries, payable in connection with (A) the issuance and maintenance of the Senior Notes and Intermediate Notes (including, without limitation, amounts dividended to Intermediate for the purpose of paying such fees and expenses in accordance with Section 7.4(f)(i)), (B) any equity offering, (C) the incurrence, maintenance or repayment of Funded Debt, or (D) permitted acquisitions (viii) charges relating to the repricing or issuance of employee stock options or the adoption of cash bonus arrangements, or payments pursuant thereto, in any case in connection with the issuance of the Senior Notes and Intermediate Notes (including, without limitation, amounts dividended to Intermediate for the purpose of paying such amounts in accordance with Section 7.4(e)), (ix) charges associated with the settlement of the Borrower’s interest rate swap agreement outstanding on the Second Amendment Date, and (x) fees and expenses relating to the Exempt Case, minus (b) cash charges related to negative leasehold interests (other than interest expense related to such negative leasehold interests during such 12 month period and included in the Interest Expense item in (a)(ii) of this definition) not otherwise expensed during such 12 month period; provided however that in calculating elements of EBITDA, net gains (or losses) resulting from the sale of Turnkey Properties shall be calculated without giving effect to the allocation of purchase price and related depreciation and amortization adjustments resulting from accounting for the Acquisition in accordance with FAS 141 or 142.”

(b) deleting therefrom the definition of “Excess Cash Flow” and substituting the following in lieu thereof:

““Excess Cash Flow” shall mean, for any period, with respect to the Borrower and its Subsidiaries on a consolidated basis, an amount representing (a) the sum of (i) EBITDA (excluding non-cash elements of EBITDA) for such period, and (ii) decreases in Working Capital during such period minus (b) the sum of (i) Capital Expenditures made during such period, (ii) payments of principal made or required to be made with respect to Funded Debt during such period (including voluntary and mandatory prepayments), (iii) dividends paid under Section 7.4(d)(i) and Section 7.4(f)(i), (iv) cash income tax payments during such period, (v) cash Interest Expense during such period, (vi) increases in Working Capital during such period, (vii) permitted payments of management fees and expenses under the Management Consulting Agreement, (viii) other cash payments associated with closed store reserves, (ix) customary and reasonable fees and expenses of the Borrower and its Subsidiaries, payable in connection with (A) the issuance and maintenance of the Senior Notes and Intermediate Notes, (including, without limitation, amounts dividended to Intermediate for the purpose of paying such fees and expenses in accordance with Section 7.4(f)(i)), (B) any equity offering, (C) the incurrence, maintenance or repayment of Funded Debt, or (D) permitted acquisitions, (x) cash charges relating to the repricing or issuance of employee stock options or the adoption of cash bonus arrangements, or payments pursuant thereto, in any case in connection with the issuance of the Senior Notes and Intermediate Notes (including, without limitation, amounts dividended to Intermediate for the purpose of paying amounts in accordance with Section 7.4(e)), (xi) cash charges associated with the settlement of the Borrower’s interest rate swap agreement outstanding on the Second Amendment Date, and (xii) fees and expenses relating to the Exempt Case.”

(c) inserting therein in alphabetical order the following definitions:

““Intermediate Notes” shall mean unsecured debt issued by Intermediate with an aggregate initial sale price not exceeding $50,000,000.”

“Senior Note Prepayment Conditions” has the meanding defined in Section 7.13.

(d) deleting therefrom clause (g) of the definition of “Permitted Liens” and substituting the following in lieu thereof:

“(g) Any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; or any Lien granted in replacement of any such Lien, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (other than for the purposes of replacing an existing Lien) (ii) such Lien shall not apply to any property of the Borrower or any Subsidiary other than (A) the acquired property or property of any Subsidiary existing prior to the time such Person becomes a Subsidiary or, (B) in the case of any business acquired by Borrower or its Subsidiary, or owned by any Person prior to the time such Person becomes a Subsidiary, any property located at any premises of such acquired business, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, and (iv) such Lien shall secure only such Indebtedness as is permitted under Section 7.1(c) hereof;”

2.2 AMENDMENTS TO ARTICLE 7 OF THE CREDIT AGREEMENT. Article 7 of the Credit Agreement, Negative Covenants, is hereby amended as follows:

(a) Section 7.4 of the Credit Agreement, Restricted Payments and Purchases, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“Restricted Payments and Purchases. The Borrower shall not directly or indirectly declare or make, and shall not permit any of the Borrower’s Subsidiaries to directly or indirectly make, any Restricted Payment or Restricted Purchase, or set aside any funds for any such purpose, without the prior written consent of the Majority Lenders; provided, however, (a) the Borrower’s Subsidiaries may make Restricted Payments to the Borrower, (b) so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may make payments due under the Management Consulting Agreement, (c) within thirty (30) days after the Agent receives the financial statements as of the end of a fiscal quarter delivered pursuant to Section 6.2 hereof demonstrating that Borrower would have been in compliance with Sections 7.8, 7.9 and 7.10 hereof if such proposed purchase had been made on the last day of such fiscal quarter and so long as no Default or Event of Default then exists, the Borrower may purchase (or make dividends to Intermediate and/or Holdings to allow Intermediate and/or Holdings to purchase) the Capital Stock of Holdings and/or Intermediate from management for an aggregate purchase price not to exceed $500,000 in the aggregate, (d) so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may pay dividends to Intermediate and/or Holdings (i) in an aggregate annual amount of up to $500,000 to permit Intermediate and/or Holdings to pay corporate overhead and expenses incurred in the ordinary course and any capital and franchise taxes and taxes for the right to do business that become due and payable by Intermediate and/or Holdings and (ii) in an aggregate amount of up to $70,000,000 in connection with the issuance of the Senior Notes, (e) so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may make cash bonus payments to management not to exceed (i) $3,000,000 in connection with the issuance of the Senior Notes and (ii) $2,500,000 in connection with the issuance of the Intermediate Notes (or Borrower may make dividends to Intermediate for the purpose of paying such amounts) and (f) so long as no Default or Event of Default then exists or would be caused thereby, the Borrower may pay dividends to Intermediate (i) for the purpose of paying reasonable fees and expenses in connection with the issuance and/or maintenance of the Intermediate Notes (but not for the purpose of paying principal or interest accrued thereon), (ii) for the purpose of enabling Intermediate to redeem or repurchase Intermediate Notes at any time when the Senior Note Prepayment Conditions are met, and/or (iii) any dividend that occurs or is deemed to occur in connection with transactions between the Borrower and Intermediate relating to Intermediate Notes after the Borrower has purchased Intermediate Notes in accordance with Section 7.5(j) hereof (including without limitation, and transfer for waiver of Intermediate Notes).”

(b) Section 7.5 of the Credit Agreement, Investments, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“Investments. The Borrower will not make and will not permit any of its Subsidiaries to make any loan or advance to, or otherwise acquire for consideration evidences of Indebtedness, Capital Stock, partnership interests or other securities of or equity interests in any third party, except that (a) the Borrower may purchase or otherwise acquire and own and may permit any of its Subsidiaries to purchase or otherwise acquire and own, (i) marketable, direct obligations of the United States of America and its agencies maturing within three hundred sixty-five (365) days of the date of purchase, (ii) commercial paper issued by corporations, each of which shall (A) have a consolidated net worth of at least $250,000,000, and (B) conduct substantially all of its business in the United States of America, which commercial paper will mature within three hundred sixty (360) days from the date of the original issue thereof and is rated “P-2” or better by Moody’s Investors Service, Inc., or “A-2” or better by Standard & Poor’s Corporation, (iii) certificates of deposit maturing within three hundred sixty-five (365) days of the date of purchase and issued by a United States national or state bank having deposits totaling more than $250,000,000, and whose short-term debt is rated “P-2” or better by Moody’s Investors Service, Inc. or “A-2” or better by Standard & Poor’s Corporation, and (iv) up to $100,000 per institution and up to $1,000,000 in the aggregate in (A) short-term obligations issued by any local commercial bank or trust company located in those areas where the Borrower conducts its business, whose deposits are insured by the Federal

Deposit Insurance Corporation, or (B) commercial bank-insured money market funds, or any combination of investments described in clauses (A) and (B); (b) the Borrower may hold the Investments in existence on the Agreement Date and described on Schedule 4.1(l); (c) the Borrower may make loans to its employees in an aggregate amount not to exceed $250,000 at any time; (d) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary are permitted; provided that such loans and advances shall be evidenced by a promissory note pledged pursuant to the Security Agreement; (e) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business are permitted; (f) receivables owing to the Borrower or a Subsidiary if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (including the dating of receivables and extensions of payment in the ordinary course of business consistent with past practices) of the Borrower or such Subsidiary are permitted; (g) the Borrower may purchase or otherwise acquire the capital stock of an entity whose assets it is otherwise permitted to purchase pursuant to Section 7.7(d), provided that the Agent shall receive a pledge of such capital stock and such UCC-1 financing statements, pledge agreements, stock certificates and legal opinions as reasonably required by the Agent or as necessary or desirable to grant to the Agent a first priority lien on such capital stock; (h) other investments, loans and advances in an aggregate amount not to exceed $1,000,000 are permitted; (i) repurchases of Senior Notes in accordance with Section 7.13(b) hereof are permitted; and (j) purchases of Intermediate Notes are permitted at any time when the Senior Note Prepayment Conditions are met.”

(c) Section 7.6 of the Credit Agreement, Affiliate Transactions, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“Affiliate Transactions. The Borrower shall not, and shall not permit its Subsidiaries to, enter into or be a party to any agreement or transaction with any Affiliate except (a) the Borrower may be a party to the Management Consulting Agreement and the Borrower may make payments due under the Management Consulting Agreement to the extent permitted by Section 7.4, (b) transactions are permitted in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiaries’ business and upon fair and reasonable terms that are no less favorable to the Borrower or to any such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of Borrower, (c) the Borrower may pay reasonable fees and expenses in connection with the issuance and/or maintenance of the Intermediate Notes, and (d) transactions are permitted with Intermediate relating to Intermediate Notes purchased by Borrower in accordance with

Section 7.5(j) hereof (including without limitation, and transfer for waiver of such Intermediate Notes).”

(d) Section 7.13 of the Credit Agreement, Prepayments, is hereby amended and modified by deleting such section and substituting the following in lieu thereof:

“Prepayments. The Borrower shall not prepay, redeem, defease or purchase in any manner, or deposit or set aside funds for the purpose of any of the foregoing, make any payment in respect of principal of, or make any payment in respect of interest on, any Funded Debt, except the Borrower may make (a) payments with respect to the Obligations and regularly scheduled payments of principal, interest and fees with respect to the Senior Notes and (b) prepayments with respect to the payments of principal, interest and fees, or repurchases, with respect to the Senior Notes so long as on the date of such prepayment the following conditions (the “Senior Note Prepayment Conditions”) are met: (A) all outstanding principal and interest under the Term Loan has been paid in full, (B) there is no outstanding principal balance of Revolving Loans (without giving effect to Letter of Credit Obligations) and (C) and after giving effect thereto, no Default of Event of Default shall then exist.”

2.3 AMENDMENT TO SECTION 5.18 OF THE SECOND AMENDMENT. The Lenders agree that the requirements of Section 5.18 of the Second Amendment have been timely satisfied.

2.4 NO INTERMEDIATE DEBT RESTRICTION. The Lenders agree that Intermediate is permitted to issue the Intermediate Notes, and that the Loan Documents do not restrict the incurrence of debt by Intermediate. For avoidance of doubt, Section 16(b) of the Parent Guaranty is hereby deleted. Nothing in the foregoing waives the lien restriction set forth in Section 16(c) of the Parent Guaranty, or the restrictions on dividends by the Borrower set forth in the Credit Agreement.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

To induce the Bank Group to enter into this Amendment, the Borrower and Intermediate hereby represent and warrant to the Bank Group as of the date hereof as follows:

3.1 DUE AUTHORIZATION; ENFORCEABILITY. The execution, delivery and performance of this Amendment by the Borrower and Intermediate are within their corporate powers and the same has been duly authorized by all necessary corporate actions, and this Amendment constitutes a valid and legally binding agreement enforceable against the Borrower and Intermediate in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

3.2 AFFIRMATION OF BINDING OBLIGATIONS. All Loan Documents (as the same may be amended, restated, supplemented or otherwise modified from time to time) including, without limitation, the Credit Agreement, the Notes, the Security Agreement and each of the other Loan Documents constitutes valid and legally binding obligations of the Borrower and Intermediate enforceable against the Borrower and Intermediate in accordance with the terms thereof and as amended hereby, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity).

3.3 ACCURACY AND COMPLETENESS OF INFORMATION. All information, reports, and other papers and data relating to the Borrower and Intermediate furnished to the Agent and the Lenders were, at the time the same were so furnished, complete and correct in all material respects in light of all such information, reports and other papers and data taken as a whole at such time. With respect to projections, estimates and forecasts given to the Agent and the Lenders, such projections, estimates and forecasts are based on the Borrower’s and Intermediate’s good faith assessment of the future of the business at the time made. The Borrower and Intermediate had a reasonable basis for such assessments at the time made and at the time made believe such projections to be fair and reasonable in light of the historical performance of the Borrower and current and reasonably foreseeable business conditions and there are no facts or circumstances existing at the time such projections are furnished which would, individually or in the aggregate, reasonably be expected to cause a material adverse change in such projections. It is recognized that such projections, estimates and forecasts are subject to significant contingencies and uncertainties, many of which are beyond the control of the Borrower and Intermediate, and that no assurances are given that such projections, estimates and forecasts will be achieved.

SECTION 4.

RELEASE

4.1 RELEASE. As further consideration to induce the Bank Group to execute, deliver and perform this Amendment, each of the Borrower and Intermediate represents and warrants that there are no claims, causes of action, suits, debts, obligations, liabilities, demands of any kind, character or nature whatsoever, fixed or contingent, which the Borrower or Intermediate may have, or claim to have, against the Bank Group, or any of them, with respect to the subject matter hereof, the Loan Documents or matters relating thereto, and the Borrower and Intermediate hereby releases, acquits and forever discharges the Bank Group, and each of them, and their respective agents, employees, officers, directors, servants, representatives, attorneys, affiliates, successors and assigns (collectively, the “Released Parties”) from any and all liabilities, claims, suits, debts, causes of action and the like of any kind, character or nature whatsoever, known or unknown, fixed or contingent that the Borrower and Intermediate may have, or claim to have, against each of the such Released Parties with respect to the subject matter hereof, the Loan Documents or matters relating thereto from the beginning of time until and through the dates of execution and delivery of this Amendment.

SECTION 5.

MISCELLANEOUS

5.1 ACKNOWLEDGMENT OF VALIDITY AND ENFORCEABILITY OF LOAN DOCUMENTS. To the extent of any inconsistencies between the terms and provisions of this Amendment and the terms and provisions of the Credit Agreement and other Loan Documents, this Amendment shall govern. In all other respects, the Credit Agreement and other Loan Documents shall remain in full force and effect. The Borrower and Intermediate expressly acknowledge and agree that the Credit Agreement and other Loan Documents are valid and enforceable by the Bank Group, and expressly confirm, ratify and reaffirm that the respective Loan Documents to which each is a party, secure the full amount of the Obligations of the Borrower and Intermediate under the Credit Agreement and other Loan Documents, free and clear of all defenses, offsets and counterclaims of any kind or nature. Each of the Borrower and Intermediate further expressly acknowledges and agrees that the Bank Group has a valid, duly perfected and fully enforceable security interest in and Lien against each item of Collateral. The Borrower and Intermediate agree that they shall not dispute the validity or enforceability of the Credit Agreement and other Loan Documents or any of their obligations thereunder, or the validity, priority, enforceability or extent of the Bank Group’s security interest in or Lien against any item of Collateral.

5.2 AMENDMENTS. No amendment or modification of any provision of this Amendment shall be effective without the written agreement of the Lenders, and no termination or waiver of any provision of this Amendment, or consent to any departure by the Borrower or Intermediate therefrom, shall in any event be effective without the written concurrence of the Lenders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

5.3 STRICT COMPLIANCE. The Agent’s or the Lenders’ failure, at any time or times hereafter, to require strict performance by the Borrower with any provision or term of this Amendment shall not waive, affect or diminish any right of the Agent or the Lenders thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent or the Lenders of a current Default or any other Event of Default shall not, except as may be expressly set forth herein, suspend, waive or affect any current Default or any other Event of Default, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower or Intermediate contained in this Amendment, the Credit Agreement or any of the other Loan Documents, and no current Default or other Event of Default shall be deemed to have been suspended or waived by the Agent or the Lenders unless such suspension or waiver is in writing and signed by the Agent or the Lenders.

5.4 SOLE BENEFIT OF PARTIES. This Amendment is solely for the benefit of the parties hereto and their respective successors and assigns, and no other person or entity shall have any right, benefit or interest under or because of the existence of this Amendment.

5.5 TIME OF THE ESSENCE. Time is of the essence with respect to this Amendment.

5.6 SECTION TITLES. The section titles contained in this Amendment are included for the sake of convenience only, shall be without substantive meaning or content of any kind whatsoever, and are not a part of the agreement between the parties.

5.7 NO WAIVER BY BANK GROUP. No course of dealing between the Borrower and the Bank Group and no delay or omission by the Bank Group in exercising any right or remedy under this Amendment or the other Loan Documents or with respect to any indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies of the Bank Group are cumulative.

5.8 SUCCESSORS AND ASSIGNS. The Bank Group, the Borrower and Intermediate shall include the successors or assigns of those parties, except that the Borrower shall not have the right to assign their rights hereunder or any interest herein.

5.9 FURTHER ASSURANCES. From time to time, the Borrower shall take such action and execute and deliver to the Bank Group such additional documents, instruments, certificates and agreements as the Agent may reasonably request in order to give effect to this Amendment or the amendments contemplated herein.

5.10 SEVERABILITY. The provisions of this Amendment are independent of and separable from each other, and no such provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other such provision may be invalid or unenforceable in whole or in part. If any provision of this Amendment is prohibited or unenforceable in any jurisdiction, such provision shall be ineffective in such jurisdiction only to the extent of such provision or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable nor render prohibited or unenforceable such provision in any other jurisdiction.

5.11 ENTIRE AGREEMENT. This Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the transactions contemplated hereby and supersede all prior negotiations, understandings and agreements between such parties with respect to such transactions. This Amendment shall constitute a Loan Document for all purposes.

5.12 EFFECTIVENESS. This Amendment is effective only among the parties signatory to it.

5.13 APPLICABLE LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and Sections 327(b) of the New York Civil Practice Laws and Rules.

5.14 REFERENCE TO AND EFFECT ON THE LOAN DOCUMENTS. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Credit Agreement to “this Amendment,” “hereunder,” “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement,” “thereunder,” “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby. This Amendment shall be deemed to be a Loan Document for all purposes.

5.15 COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first set forth above, by their respective duly authorized officers.

BORROWER:	EL POLLO LOCO, INC., a Delaware corporation

	By:	/s/ Joseph N. Stein

	Name:	Joseph N. Stein

	Title:	CFO

INTERMEDIATE:	EPL INTERMEDIATE, INC., a Delaware corporation

	By:	/s/ Joseph N. Stein

	Name:	Joseph N. Stein

	Title:	Treasurer

GUARANTOR:	EPL HOLDINGS, INC., a Delaware corporation

	By:	/s/ Joseph N. Stein

	Name:	Joseph N. Stein

	Title:	Treasurer

[signatures continued on next page]

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BANK GROUP:	SUNTRUST BANK, as the Agent, the Issuing Bank and a Lender

:	By:	/s/ Susan M. Hall

	Name:	Susan M. Hall

	Title:	Managing Director

UNION BANK OF CALIFORNIA, N.A.

	By:	/s/ Stephen W. Dunne

	Name:	Stephen W. Dunne

	Title:	Vice President

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